Exhibit 3.4

CERTIFICATE OF ELIMINATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

TRULI TECHNOLOGIES, INC.

(Pursuant to Section 151 (g) of the Delaware General Corporation Law)

TRULI TECHNOLOGIES, INC. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies as follows:

FIRST: By a Certificate of Designations filed with the Secretary of State of the State of Delaware on October 24, 2017 (the “Series B Certificate of Designations”), the Company authorized the issuance of a series of preferred stock consisting of 1,875,000 shares, par value $0.0001 per share, designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and established the designations and the voting and other powers, preferences and the relative participating, optional or other rights and the qualifications, limitations and restrictions thereof.

SECOND: None of the authorized shares of Series B Preferred Stock are outstanding and none will be issued.

THIRD: Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors adopted the following resolutions approving the elimination of the Series B Preferred Stock, as set forth herein:

NOW THEREFORE LET IT BE:

RESOLVED, that none of the authorized shares of Series B Preferred Stock are outstanding and none will be issued; it is further

RESOLVED, that the Chief Executive Officer of the Company is authorized and directed in accordance with Section 151(g) of DGCL, to file with the Secretary of State of Delaware a certificate of elimination, eliminating from the Certificate of Incorporation of the Company all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock and to pay any fees related to such filing.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series B Preferred Stock in the Certificate of Incorporation, are hereby eliminated, and the authorized shares of Series B Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer as of this 31 day of March, 2019.

By:	/s/ Miles Jennings
Miles Jennings, Chief Executive Officer

[Signature Page to Certificate of Elimination of Series B Convertible Preferred Stock]